EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Third Quarter 2025 Results, Reconfirms Full Year 2025 EBITDA Guidance and Raises Full Year 2025 Distributable Cash Flow Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) today announced its financial results for the third quarter 2025.
THIRD QUARTER 2025 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025
Revenues	$4.4	$14.5
Net Income[1]	$1.0	$3.0
Consolidated Adjusted EBITDA[2]	$1.6	$4.9
Distributable Cash Flow[2]	$1.6	$3.8
2025 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2025 Previous			2025 Revised
Consolidated Adjusted EBITDA[2]	$6.6	-	$7.0	$6.6	-	$7.0
Distributable Cash Flow[2]	$4.4	-	$4.8	$4.8	-	$5.2
RECENT HIGHLIGHTS
•During the three and nine months ended September 30, 2025, Cheniere generated revenues of approximately $4.4 billion and $14.5 billion, net income1 of approximately $1.0 billion and $3.0 billion, Consolidated Adjusted EBITDA2 of approximately $1.6 billion and $4.9 billion, and Distributable Cash Flow2 of approximately $1.6 billion and $3.8 billion, respectively.
•Maintaining full year 2025 Consolidated Adjusted EBITDA2 guidance of $6.6 billion - $7.0 billion and raising full year 2025 Distributable Cash Flow2 guidance from $4.4 billion - $4.8 billion to $4.8 billion - $5.2 billion. 2025 Distributable Cash Flow guidance is increasing primarily due to the Internal Revenue Service issuing revised interim rules related to the Corporate Alternative Minimum Tax (“CAMT”) in September that, among other things, deferred certain cash tax obligations and entitled us to a refund of previously paid CAMT.
•Pursuant to Cheniere’s comprehensive capital allocation plan, Cheniere deployed approximately $1.8 billion and $4.4 billion towards accretive growth, balance sheet management and shareholder returns in the three and nine months ended September 30, 2025, respectively. During the three and nine months ended September 30, 2025, Cheniere repurchased an aggregate of approximately 4.4 million and 7.4 million shares of common stock for approximately $1.0 billion and $1.7 billion, respectively, paid quarterly dividends of $0.500 and $1.500 per share of common stock, totaling approximately $109 million and $332 million, respectively, and repaid approximately $52 million and $352 million of consolidated long-term indebtedness, respectively.
•For third quarter 2025, Cheniere increased its quarterly dividend by over 10% from the prior quarter to $0.555 per share of common stock, which is payable on November 18, 2025.
•In October 2025, substantial completion of Train 3 of the CCL Stage 3 Project (defined below) was achieved. This follows the previously announced substantial completions of Trains 1 and 2 of the CCL Stage 3 Project in March and August 2025, respectively.
___________________________
1 Net income as used herein refers to Net income attributable to Cheniere Energy, Inc. on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•In August 2025, Cheniere published Together, We Deliver, its sixth annual Corporate Responsibility report, which details Cheniere’s vital role in meeting the world’s need for reliable and secure energy and our commitment to our employees, communities, and other stakeholders.
•In August 2025, Cheniere announced the execution of a long-term liquefied natural gas (“LNG”) sale and purchase agreement (“SPA”) between Cheniere Marketing, LLC (“Cheniere Marketing”) and JERA Co., Inc. (“JERA”), under which JERA has agreed to purchase approximately 1.0 million tonnes per annum (“mtpa”) of LNG from Cheniere Marketing on a free-on-board basis from 2029 through 2050. The purchase price for LNG under the SPA is indexed to the Henry Hub price, plus a fixed liquefaction fee.
•In July 2025, certain subsidiaries of Cheniere initiated the pre-filing review process with the Federal Energy Regulatory Commission (“FERC”) under the National Environmental Policy Act (“NEPA”) for the CCL Stage 4 Expansion Project (defined below).

CEO COMMENT
“The third quarter of 2025 was another outstanding quarter for Cheniere across our business, as our team makes continued progress on the operation, construction and commissioning of the CCL Stage 3 Project, executes on our comprehensive capital allocation plan, and continues to solidify the commercial foundation for future accretive growth,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “Looking forward, we have completed our initial 2026 LNG production forecast, which benefits from additional new capacity from the CCL Stage 3 Project as we continue to bring capacity online on an accelerated schedule and on budget. We remain singularly focused on maintaining our track record of safety and operational excellence, while continuing to develop accretive expansions of our brownfield platform in order to reliably and economically meet the growing energy needs of our global customers over the coming decades.”

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Revenues	$4,441	$3,763	18%	$14,526	$11,267	29%
Net income[1]	$1,049	$893	17%	$3,028	$2,275	33%
Consolidated Adjusted EBITDA[2]	$1,608	$1,483	8%	$4,896	$4,578	7%
LNG exported:
Number of cargoes	163	158	3%	485	479	1%
Volumes (TBtu)	586	568	3%	1,745	1,723	1%
LNG volumes loaded (TBtu)	586	568	3%	1,744	1,721	1%
Net income1 increased approximately $156 million and $753 million for the three and nine months ended September 30, 2025, respectively, as compared to the corresponding 2024 periods. The increases were primarily attributable to approximately $69 million and $665 million of favorable variances related to changes in fair value of our derivative instruments, including those impacts related to our long-term Integrated Production Marketing (“IPM”) agreements (before tax and non-controlling interests) for the three and nine months ended September 30, 2025, respectively, as compared to the corresponding 2024 periods.
Consolidated Adjusted EBITDA2 increased approximately $125 million and $318 million for the three and nine months ended September 30, 2025, respectively, as compared to the corresponding 2024 periods. The increases were primarily due to higher total margins per MMBtu of LNG delivered, and higher volumes of LNG delivered in both periods, primarily as a result of the substantial completion of the initial trains of the CCL Stage 3 Project, as compared to the corresponding 2024 periods. The increases were partially offset primarily by lower contributions from certain portfolio optimization activities related to our charter vessel portfolio.
Share-based compensation expenses included in net income totaled $35 million and $140 million for the three and nine months ended September 30, 2025, respectively, compared to $47 million and $139 million for the corresponding 2024 periods.

Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners, L.P. (“Cheniere Partners”) (NYSE: CQP) as of September 30, 2025 consisted of 100% ownership of the general partner interest and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
The table below provides a summary of our available liquidity (in millions) as of September 30, 2025:

September 30, 2025
Cash and cash equivalents (1)	$1,075
Restricted cash and cash equivalents (2)	323
Available commitments under our credit facilities:
Sabine Pass Liquefaction, LLC (“SPL”) Revolving Credit Facility	815
Cheniere Partners Revolving Credit Facility	1,000
Cheniere Corpus Christi Holdings, LLC (“CCH”) Credit Facility	3,260
CCH Working Capital Facility	1,390
Cheniere Revolving Credit Facility	1,250
Total available commitments under our credit facilities	7,715

Total available liquidity	$9,113
(1) $121 million of cash and cash equivalents was held by our consolidated variable interest entities (“VIEs”).
(2) $61 million of restricted cash and cash equivalents was held by our consolidated VIEs.
Recent Key Financial Transactions and Updates
In September 2025, SPL repaid approximately $52 million aggregate principal amount outstanding of its 4.746% Senior Secured Notes due 2037 (“the 2037 SPL Senior Notes”) based on the fixed amortization schedules.

In August 2025, the $1.25 billion Cheniere Revolving Credit Facility was amended and restated to extend its maturity into 2030, reduce the rate of interest and commitment fees applicable thereunder, and make certain other changes to its terms and conditions.

In July 2025, Cheniere Partners issued $1.0 billion aggregate principal amount of 5.550% Senior Notes due 2035, and the net proceeds, together with cash on hand, were used to redeem $1.0 billion of the aggregate principal amount of the 5.875% Senior Secured Notes due 2026 issued by SPL.

LIQUEFACTION PROJECTS OVERVIEW
In aggregate across the Sabine Pass LNG terminal and the Corpus Christi LNG terminal, we have approximately 50 mtpa of liquefaction capacity in operation, approximately 11 mtpa under construction or in commissioning, and over 40 mtpa in the regulatory permitting process.
SPL Project
Through Cheniere Partners, we operate liquefaction and export facilities with a total production capacity of over 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).

SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project with an expected total peak production capacity of up to approximately 20 mtpa of LNG (the “SPL Expansion Project”), inclusive of estimated debottlenecking opportunities and supporting infrastructure. We expect to execute the SPL Expansion Project in a phased approach, and a positive Final Investment Decision (“FID”) is subject to, among other things, receipt of necessary regulatory approvals and acceptable commercial and financing arrangements.
CCL Project
We operate liquefaction and export facilities with a total production capacity of approximately 20 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”), inclusive of Trains 1 - 3 of the CCL Stage 3 Project.
CCL Stage 3 Project
We are constructing an expansion of the CCL Project consisting of seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”), including over 4 mtpa in operation and approximately 6 mtpa under construction or in commissioning. Substantial completion was achieved for Trains 1 - 3 of the CCL Stage 3 Project in March, August, and October 2025, respectively, and Trains 4 - 7 are scheduled to reach substantial completion by the end of 2026.
CCL Midscale Trains 8 & 9 Project
We are constructing an expansion adjacent to the CCL Stage 3 Project consisting of two additional midscale Trains with an expected total production capacity of approximately 5 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”), inclusive of estimated debottlenecking opportunities. In June 2025, our Board of Directors made a positive Final Investment Decision with respect to the CCL Midscale Trains 8 & 9 Project and debottlenecking, and full notice to proceed was issued to Bechtel effective June 18, 2025.
CCL Stage 3 Project and CCL Midscale Trains 8 & 9 Project Progress as of September 30, 2025:

	CCL Stage 3 Project	CCL Midscale Trains 8 & 9 Project
Project Status	Under Construction / Commissioning	Under Construction
Project Completion Percentage	90.5%(1)	21.2%(2)
Expected Substantial Completion	2H 2025 - 2H 2026(3)	2H 2028
(1) Engineering 99.4% complete, procurement 100.0% complete, subcontract work 93.3% complete and construction 75.0% complete.
(2) Engineering 57.6% complete, procurement 33.4% complete, subcontract work 3.6% complete and construction 0.0% complete.
(3) In October 2025, substantial completion of Train 3 of the Corpus Christi Stage 3 Project was achieved.

CCL Stage 4 Expansion Project
We are developing an expansion adjacent to the CCL Project with an expected total peak production capacity of up to approximately 24 mtpa of LNG, inclusive of estimated debottlenecking opportunities and supporting infrastructure (the “CCL Stage 4 Expansion Project”). We expect to execute the CCL Stage 4 Expansion Project in a phased approach, and a positive FID is subject to, among other things, receipt of necessary regulatory approvals and acceptable commercial and financing arrangements.

INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the third quarter 2025 on Thursday, October 30, 2025, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with a total combined production capacity of over 50 mtpa of LNG in operation and an additional approximately 11 mtpa of expected production capacity under construction, inclusive of estimated debottlenecking opportunities. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, Dubai and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of October 24, 2025, over 4,370 cumulative LNG cargoes totaling over 300 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three and nine months ended September 30, 2025, we exported 586 and 1,745 TBtu, respectively, of LNG from our liquefaction projects. 31 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of September 30, 2025, 1 TBtu of which was related to commissioning activities.
The following table summarizes the volumes of LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and nine months ended September 30, 2025:

	Three Months Ended September 30, 2025			Nine Months Ended September 30, 2025
(in TBtu)	Operational	Commissioning	Total	Operational	Commissioning	Total
Volumes loaded during the current period	579	7	586	1,731	13	1,744
Volumes loaded during the prior period but recognized during the current period	32	1	33	39	—	39
Less: volumes loaded during the current period and in transit at the end of the period	(30)	(1)	(31)	(30)	(1)	(31)
Total volumes recognized in the current period	581	7	588	1,740	12	1,752
In addition, during the three and nine months ended September 30, 2025, we recognized 3 and 18 TBtu, respectively, of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues
LNG revenues	$4,302	$3,554	$14,122	$10,633
Regasification revenues	34	34	102	102
Other revenues	105	175	302	532
Total revenues	4,441	3,763	14,526	11,267

Operating costs and expenses
Cost of sales (excluding operating and maintenance expense and depreciation, amortization and accretion expense shown separately below) (2)	1,750	1,255	6,438	4,275
Operating and maintenance expense	447	450	1,479	1,364
Selling, general and administrative expense	81	99	296	299
Depreciation, amortization and accretion expense	338	306	979	912
Other operating costs and expenses	8	6	26	28
Total operating costs and expenses	2,624	2,116	9,218	6,878

Income from operations	1,817	1,647	5,308	4,389

Other income (expense)
Interest expense, net of capitalized interest	(236)	(247)	(702)	(770)
Loss on modification or extinguishment of debt	(7)	—	(7)	(9)
Interest and dividend income	23	41	91	149
Other income (expense), net	2	(3)	21	(1)
Total other expense	(218)	(209)	(597)	(631)

Income before income taxes and NCI	1,599	1,438	4,711	3,758
Less: income tax provision	303	231	850	550
Net income	1,296	1,207	3,861	3,208
Less: net income attributable to NCI	247	314	833	933
Net income attributable to Cheniere	$1,049	$893	$3,028	$2,275

Net income per share attributable to common stockholders—basic (1)	$4.76	$3.95	$13.63	$9.91
Net income per share attributable to common stockholders—diluted (1)	$4.75	$3.93	$13.59	$9.88

Weighted average number of common shares outstanding—basic	219.3	226.3	221.5	229.6
Weighted average number of common shares outstanding—diluted	219.9	227.0	222.1	230.3

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the Securities and Exchange Commission.
(2)Cost of sales includes approximately $0.6 billion and $1.3 billion of gains from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three and nine months ended September 30, 2025, respectively, as compared to $0.5 billion and $0.9 billion of gains in the corresponding 2024 periods, respectively.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)
(unaudited)

	September 30,	December 31,
	2025	2024

ASSETS
Current assets
Cash and cash equivalents	$1,075	$2,638
Restricted cash and cash equivalents	323	552
Trade and other receivables, net of current expected credit losses	1,324	727
Inventory	458	501
Current derivative assets	89	155
Margin deposits	103	128
Other current assets, net	129	100
Total current assets	3,501	4,801

Property, plant and equipment, net of accumulated depreciation	35,345	33,552
Operating lease assets	2,627	2,684
Derivative assets	2,565	1,903
Deferred tax assets	17	19
Other non-current assets, net	1,047	899
Total assets	$45,102	$43,858

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$279	$171
Accrued liabilities	1,492	2,179
Current debt, net of unamortized discount and debt issuance costs	605	351
Deferred revenue	176	163
Current operating lease liabilities	539	592
Current derivative liabilities	556	902
Other current liabilities	92	83
Total current liabilities	3,739	4,441

Long-term debt, net of unamortized discount and debt issuance costs	21,957	22,554
Operating lease liabilities	2,091	2,090
Derivative liabilities	1,464	1,865
Deferred tax liabilities	3,075	1,856
Other non-current liabilities	1,315	992
Total liabilities	33,641	33,798

Redeemable NCI	118	7

Stockholders’ equity
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 279.3 million shares and 278.7 million shares issued at September 30, 2025 and December 31, 2024, respectively	1	1
Treasury stock: 62.1 million shares and 54.7 million shares at September 30, 2025 and December 31, 2024, respectively, at cost	(7,826)	(6,136)
Additional paid-in-capital	4,507	4,452
Retained earnings	10,067	7,382
Total Cheniere stockholders’ equity	6,749	5,699
NCI	4,594	4,354
Total stockholders’ equity	11,343	10,053
Total liabilities, redeemable NCI and stockholders’ equity	$45,102	$43,858

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated VIEs, substantially all of which are related to Cheniere Partners. As of September 30, 2025, total assets and liabilities of our VIEs, which are included in our Consolidated Balance Sheets, were $16.7 billion and $17.1 billion, respectively, including $121 million of cash and cash equivalents and $61 million of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2025 and 2024 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income attributable to Cheniere	$1,049	$893	$3,028	$2,275
Net income attributable to non-controlling interests	247	314	833	933
Income tax provision	303	231	850	550
Interest expense, net of capitalized interest	236	247	702	770
Loss on modification or extinguishment of debt	7	—	7	9
Interest and dividend income	(23)	(41)	(91)	(149)
Other expense (income), net	(2)	3	(21)	1
Income from operations	$1,817	$1,647	$5,308	$4,389
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation, amortization and accretion expense	338	306	979	912
Gain from changes in fair value of commodity and foreign exchange (“FX”) derivatives, net (1)	(574)	(505)	(1,491)	(826)
Total non-cash compensation expense	27	34	99	99
Other operating costs and expenses	—	1	1	4
Consolidated Adjusted EBITDA	$1,608	$1,483	$4,896	$4,578

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income attributable to Cheniere before net income attributable to non-controlling interests, interest expense, net of capitalized interest, taxes, depreciation, amortization and accretion expense, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense, gain or loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to Cheniere for the three and nine months ended September 30, 2025 and forecast amounts for full year 2025 (in billions):

	Three Months Ended September 30,	Nine Months Ended September 30,	Full Year
	2025	2025	2025
Net income attributable to Cheniere	$1.05	$3.03	$3.5	-	$3.9
Net income attributable to non-controlling interests	0.25	0.83	1.1	-	1.1
Income tax provision	0.30	0.85	1.1	-	1.1
Interest expense, net of capitalized interest	0.24	0.70	0.9	-	0.9
Depreciation, amortization and accretion expense	0.34	0.98	1.3	-	1.3
Other income, financing costs, and certain non-cash operating expenses	(0.57)	(1.50)	(1.4)	-	(1.4)
Consolidated Adjusted EBITDA	$1.61	$4.90	$6.6	-	$7.0
Interest expense, net of interest income, capitalized interest and amortization	(0.19)	(0.54)	(0.8)	-	(0.8)
Maintenance capital expenditures	(0.03)	(0.12)	(0.2)	-	(0.2)
Income tax (excludes deferred taxes)(1)	0.49	0.38	0.3	-	0.4
Other income (expense)	(0.02)	(0.08)	(0.2)	-	(0.1)
Consolidated Distributable Cash Flow	$1.86	$4.54	$5.8	-	$6.3
Distributable Cash Flow attributable to non-controlling interests	(0.25)	(0.73)	(1.0)	-	(1.1)
Cheniere Distributable Cash Flow	$1.61	$3.80	$4.8	-	$5.2

Note: Totals may not sum due to rounding.
(1) Our cash tax payments are subject to commodity and market volatility, regulatory changes and other factors which could significantly impact both the timing and amount of our future cash tax payments. Our 2025 full year Distributable Cash Flow guidance reflects current tax law and does not consider any prospective changes to local, domestic or international tax laws and regulations, or their interpretation and application. Our actual results could differ materially from our guidance due to such risks, uncertainties and other factors, including those set forth in Risk Factors or as disclosed under Operating Cash Flows in Sources and Uses of Cash within Liquidity and Capital Resources of the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 and Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interests. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interests is calculated in the same method as Distributions to non-controlling interests as presented on our Consolidated Statements of Stockholders’ Equity (Deficit) in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be considered for deployment by our Board of Directors pursuant to our capital allocation plan, such as by way of common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures1. Distributable Cash Flow is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Randy Bhatia	713-375-5479
Bernardo Fallas	713-375-5593
1     Capital spending for our business consists primarily of:
•Maintenance capital expenditures. These expenditures include costs which qualify for capitalization that are required to sustain property, plant and equipment reliability and safety and to address environmental or other regulatory requirements rather than to generate incremental distributable cash flow; and
•Expansion capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow and include investment in accretive organic growth, acquisition or construction of additional complementary assets to grow our business, along with expenditures to enhance the productivity and efficiency of our existing facilities.